                                                                    EXHIBIT 2.10

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into September 20, 1996, to be effective on and after July 1, 1996, by and among ROBERT G. DUCHOUQUETTE, M.D., P.A., a Texas professional association ("Duchouquette P.A."), ROBERT G. DUCHOUQUETTE, M.D., an individual resident of Dallas, Texas ("Seller"), and THE PHYSICIAN GROUP, P.A., a Texas professional association ("Purchaser").

         Seller desires to sell, and Purchaser desires to purchase, all of the one thousand (1,000) outstanding shares of capital stock, $0.10 par value, of Duchouquette P.A. ("Stock");

         To facilitate the transactions contemplated by this Agreement, Purchaser and Duchouquette P.A. entered into an Escrow Agreement on August 19, 1996 with American Title Company, 6029 Beltline Road, Suite 200, Dallas, Texas 75240 ("Escrow Agent"), pursuant to which Purchaser deposited $843,750.00 ("Escrowed Funds") with the Escrow Agent;

         On September 5, 1996, Purchaser and Seller entered into an Amended and Restated Escrow Agreement with American Title Company which amended the original agreement to the extent that Seller was substituted as a party to the agreement in the place of Duchouquette P.A., a copy of which is attached as
Exhibit 1 (the "Escrow Agreement") and

         Purchaser and Seller desire to set forth certain representations, warranties, and covenants made by each to the other as a condition to the execution, delivery, and performance of this Agreement, and to set forth certain additional agreements relating to the transactions contemplated hereby.

         In consideration of the mutual representations, warranties, and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties agree as follows:

         1. Purchase and Sale. On the terms and subject to the conditions set forth herein, Seller hereby sells, assigns, transfers, and delivers to Purchaser, and Purchaser hereby purchases from Seller, all of the Stock, free and clear of any liens, liabilities, security interests, claims, and encumbrances. The purchase and sale of the Stock is made in exchange for and in consideration of (i) the payment of the Purchase Price (as defined in Section 3) and (ii) the execution and delivery of the Additional Agreements
(as described in Section 4).

         2. Delivery of Stock and Conveyance Documents. Seller has taken all steps necessary to transfer all right, title, and interest in and to the Stock to Purchaser, free and clear of all liens, liabilities, security interests, claims, and encumbrances of any nature whatsoever. Seller herewith delivers to Purchaser (i) a Certificate representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers, and (ii) such other duly executed transfer and release documents which Purchaser has reasonably requested to evidence the sale and transfer of the Stock by Seller to Purchaser free and clear of any liens, liabilities, security interests, claims, and encumbrances of any nature whatsoever.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   1

         3. Purchase Price. As consideration in part for the transactions contemplated hereby and as a condition to Closing, Purchaser herewith pays and delivers to Seller the following consideration (in the aggregate, the "Purchase Price"):

                 (a) Cash in the total amount $843,750.00, which shall be effected by Purchaser and Duchouquette giving written notice to the Escrow Agent immediately after this Agreement is closed to pay the Escrowed Funds to Duchouquette pursuant to the terms of the Escrow Agreement;

                 (b) Secured Promissory Note in the form of Exhibit 2 attached hereto (the "Note") in the principal amount of $843,750.00, payable on April 30, 1997 with interest at the rate of 8.5% per annum and secured by a Stock Pledge Agreement and a Security Agreement in the form of the attached
Exhibit 3 and Exhibit 4; and

                 (c) 63,380 shares of unregistered Common Stock of The Company Doctor ("TCD"), a Delaware corporation ("TCD Shares") with the actual delivery of the TCD Shares to Seller to be effected in accordance with the Assignment of Right to Receive Stock (herein so called) to be executed by Purchaser and Seller at the same time this Agreement is executed in the form of
Exhibit 5 attached hereto.

         4. Additional Agreements. As consideration in part for the transactions contemplated hereby and as a condition to Closing:

                 (a) Building Lease. Purchaser and Seller shall, at the same time as this Agreement is executed, execute and enter into a lease in the form of Exhibit 6 attached hereto for certain real property located at 3604 Beltline Road, Dallas, Texas 75234 (the "Lease").

                 (b) Employment Agreements with Seller. Purchaser and Seller shall, at the same time as this Agreement is executed, execute:

                          (1) a Physician Employment Agreement between Purchaser and Seller in the form of the attached Exhibit 7, and

                          (2) a Regional Medical Director Employment Agreement between Purchaser and Seller in the form of the attached
         Exhibit 8.

                 (c) Employment Agreement with Dr. Gleim. Purchaser specifically agrees to honor and continue in force Duchouquette P.A.'s Employment Agreement with Gregory P. Gleim, M.D., a copy of which is attached as Exhibit 9.

                 (d) Stock Option Agreement. Purchaser shall, at the same time as this Agreement is executed, cause TCD to execute and deliver to Seller the Stock Option Agreement in the form of





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   2
the attached Exhibit 10 which grants Seller annual stock options to acquire $100,000 of TCD Common Stock during Seller's employment by Purchaser, either as a "Staff Physician" or a "Regional Medical Director."

                 (e) Registration Rights Agreement. Purchaser shall, at the same time as this Agreement is executed, cause TCD to execute and deliver to Seller the Registration Rights Agreement in the form of the attached Exhibit 11 whereby upon Seller's written request made to TCD at any time after Closing and before December 15, 1996, TCD shall file a registration statement under the Securities Act of 1933, as amended, relating to, and shall cause to be effective, the registration of the TCD Shares under the Securities Act not later than February 28, 1997.

         5. Closing. The transactions contemplated hereby will be consummated at a Closing to be held at the same time as the execution of this Agreement (the "Closing").

         6. Documents to be Delivered at Closing. At Closing, the parties shall execute and deliver, or cause to be executed and delivered, in addition to this Agreement, the following:

                 (a) the stock certificate and conveyance documents contemplated by Section 2;

                 (b)      the Note (see Exhibit 2);

                 (c)      the Stock Pledge Agreement (see Exhibit 3);

                 (d)      the Security Agreement (see Exhibit 4);

                 (e)      the Assignment of Right to Receive Stock (see Exhibit
5);

                 (f)      the Lease (see Exhibit 6);

                 (g)      Seller's Physician Employment Agreement (see Exhibit
7);

                 (h       Seller's Regional Medical Director Employment
Agreement (see Exhibit 8);

                 (i)      the Dr. Gleim's Employment Agreement (see Exhibit 9);

                 (j)      the Stock Option Agreement (see Exhibit 10);

                 (k)      the Registration Rights Agreement (see Exhibit 11);
and

                 (l)      the investment letter (see Exhibit 12).





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   3

         7. Effective Date. Subject to the terms and conditions set out in this Agreement, the consummation of the transactions referred to above shall be effective as of 12:01 a.m. on July 1, 1996.

         8. Representations and Warranties of Duchouquette P.A. and Seller. Duchouquette P.A. and Seller hereby jointly and severally represent and warrant to Purchaser as follows:

                 (a) Status. Duchouquette P.A. is a professional association duly organized, validly existing, and in good standing under the laws of the State of Texas.

                 (b) Authority. Duchouquette P.A. has all necessary power and authority under applicable law and its Articles of Incorporation and Bylaws to execute, deliver, and perform this Agreement and to own or lease its properties and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of Duchouquette P.A., and no other corporate proceedings on the part of Duchouquette P.A. are necessary for Duchouquette P.A. to enter into this Agreement or to consummate the transactions contemplated hereby.

                 (c) Enforceability. This Agreement constitutes a legal, valid, and binding obligation of Seller and Duchouquette P.A., enforceable against Seller and Duchouquette P.A. in accordance with its terms, except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency, or creditors' rights or by the availability of injunctive relief, specific performance, and other equitable remedies.

                 (d) Stock. The authorized capital stock of Duchouquette P.A. consists of one million (1,000,000) shares, $0.10 par value, of which one thousand (1,000) shares are issued and outstanding. All such issued and outstanding Stock is duly authorized, validly issued, and nonassessable. All of the Stock is owned of record and beneficially by Seller. None of the Stock was issued or will be transferred under this Agreement in violation of any preemptive, preferential, or other rights of any Person (as defined in Section 8(u)).

                 (e) Stock Rights. Seller is the true and lawful owner, of record and beneficially, of the Stock; none of the Stock is subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of the Stock is subject to any restrictions on transfer thereof; and Seller has the full power and authority to convey, and will convey to Purchaser at Closing, good and marketable title to the Stock, free and clear of any liens, liabilities, security interests, claims, or encumbrances.

                 (f) No Consents Required. There is no requirement applicable to Duchouquette P.A. or Seller to make any filing with, or to give any notice to or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Duchouquette P.A. and Seller of the transactions contemplated by this Agreement (except as may be contemplated by the last sentence of Section 8(k)(4)).





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   4

                 (g) Corporate Minutes. Duchouquette P.A. has delivered or made available to Purchaser complete and accurate copies of the minutes of all its directors and shareholders meetings, and all actions by written consent of the directors and shareholders, of Duchouquette P.A. since its inception (collectively, the "Minutes"). The Minutes represent all corporate actions taken by Duchouquette P.A.

                 (h)      Taxes.  With respect to Taxes (as defined below):

                          (1) All returns and reports of, or relating to, any foreign, federal, state, or local Tax that are required to be filed for, by, or on behalf of, or with respect to, Duchouquette P.A. or Seller, including, but not limited to, those relating to the income, business, operations, or assets of Duchouquette P.A. or Seller, have been timely filed with the appropriate foreign, federal, state, and local authorities, have been properly and accurately compiled and completed, and reflect all Tax liabilities of Duchouquette P.A. and Seller for the periods covered thereby.

                          (2) All Taxes due and payable by Seller and Duchouquette P.A. as of the Closing Date have been paid.

                          (3) Seller and Duchouquette P.A. have no unpaid liability for Taxes of any nature whatsoever.

                          (4) For purposes of this Agreement, "Taxes" (collectively) or "Tax" (singly) shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupance, or property taxes, custom duties, fees, assessments, or charges of any kind whatsoever (together with any interest and any penalties, additions to tax, or additional amounts) imposed by any taxing authority (domestic or foreign) upon, or payable by, Duchouquette P.A. or Seller.

                 (i) Financial Statements. To the best knowledge of Seller and Duchouquette P.A., all financial statements provided by Duchouquette P.A. to Purchaser are complete and accurate in all respects, having been prepared in accordance with the cash method of accounting applied on a consistent basis throughout the periods indicated, and present fairly and accurately the financial condition and results of operations of Duchouquette P.A. and the Practice as of the date and for the periods indicated thereon.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   5

                 (j)      Liabilities.

                          (1) Since July 1, 1996 there has not been any material adverse change in the condition, financial or otherwise, of the private practice of medicine conducted by Duchouquette P.A. and Seller (the "Practice") or in the assets and liabilities of Duchouquette P.A. nor has there been any other occurrence, event, or condition that has adversely affected, or can reasonably be expected to affect adversely, the ability of Seller or Duchouquette P.A. to conduct his or its professional practice as currently conducted.

                          (2) Duchouquette P.A. has paid the debts of the Practice in the usual and ordinary course of its business since July 1, 1996.

                          (3)     There are no liabilities, debts, or
         obligations of Duchouquette P.A. whatsoever, accrued, fixed, contingent, or otherwise (known or unknown and asserted or unasserted), existing on the date hereof which in the aggregate exceed $20,000, including any future payments due on any liabilities, debts or obligations.

                          (4) Duchouquette P.A. is not liable upon or with respect to, or obligated in any other way to provide funds in respect of, or to guarantee or assume in any manner, any Liability of any Person.

                 (k)     Contracts.

                          (1) A true and complete list of all of the contracts, agreements, leases, licenses, plans, arrangements, or commitments, written or oral, and otherwise as are necessary or helpful to the Practice (including all amendments, supplements, and modifications thereto) to which Seller or Duchouquette P.A. is a party or is otherwise bound is set forth on Schedule 8(k) (the "Contracts").

                          (2) All of the Contracts are valid, binding, and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof (whether declared or undeclared) by Seller or Duchouquette P.A., or by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by Seller or Duchouquette P.A., or, to the best knowledge of Seller or Duchouquette P.A. by any other party to the Contracts.

                          (3) True, correct, and complete copies of all the Contracts as currently in force have been delivered by Seller or Duchouquette P.A. to Purchaser.

                          (4) Except as provided in Schedule 8(k), all of the Contracts may be assigned to Purchaser without the approval or consent of any Person, or, if such approval or consent is required, it has been obtained by Seller or Duchouquette P.A. and delivered to Purchaser at or prior to the Closing.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   6

                 (l) Employees. A true and complete list of the names of each employee of Duchouquette P.A., as well as their job titles, hire dates, and current hourly compensation paid by Duchouquette P.A. to each of them in connection with the Practice is set forth on Schedule 8(l). Other than as provided in the Employee Manual of Duchouquette P.A. and wage increases in the ordinary course of business, since July 1, 1996 neither Duchouquette P.A. nor Seller have made any commitment or agreement to increase the wages or modify the conditions or terms of employment of any of the employees of Duchouquette P.A.

                 (m)      Employee Benefits.

                          (1) A true, complete, and correct list of all employee benefit plans as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any other severance, termination, change of control, stock based, or group insurance plan which Duchouquette P.A. currently maintains, or has ever maintained, with respect to any of its current or former employees is set forth in Schedule 8(m) (collectively the "Plans").

                          (2) Each of the Plans is being, and has been, maintained, operated, and administered in all material respects in accordance with its respective terms and all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and no material liability or obligation has been incurred (and is unsatisfied) or is expected to be incurred by Duchouquette P.A. (either directly or indirectly, including as a result of an indemnification obligation) under, or pursuant to, any applicable law, including titles I and IV of ERISA and the penalty, excise tax, or joint and several liability provisions of the Code relating to employee benefit plans.

                          (3)     Each Plan intended to be qualified under
         section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service ("IRS") as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code and to the best knowledge of Duchouquette P.A. and Seller all amendments necessary to maintain the qualification of such Plans have been made within the time allowed by the Code and ERISA and, to the best knowledge of Duchouquette P.A. and Seller, no event has occurred or condition exists which could adversely affect such determination.

                          (4) With respect to each Plan which is an "employee welfare benefit plan," as defined in section 3(1) of ERISA, to the best knowledge of Duchouquette P.A. and Seller (i) no such plan is unfunded or funded through a "welfare benefit fund," as defined in section 419 of the Code, (ii) each such plan which is a "group health plan," as defined in section 5000(b)(1) of the Code, is in compliance in all material respects with the applicable requirements of section 4980B of the Code, (iii) no such plan provides retiree medical benefits to former employees of Duchouquette P.A. or any related entity, and (iv) there are no unpaid or overdue insurance premiums required to be paid with respect to such plan.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                               7

                          (5) There are no actions, suits, or claims, other than routine claims for benefits, pending or, to the best knowledge of Duchouquette P.A. or Seller, threatened with respect to any of the Plans or against any trustee, fiduciary, or administrator of the Plans.

                          (6) There are no investigations or audits of any Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of Duchouquette P.A. that have not been fully discharged, and no Plan has been submitted to the IRS under the voluntary compliance resolution or closing agreement programs.

                 (n)      Employment Laws.

                          (1) To their best knowledge, Duchouquette P.A. and Seller are in compliance in all material respects with all applicable laws relating to employment and employment practices, including, without limitation, wages, workplace safety, equal employment opportunity, and nondiscrimination ("Employment Laws").

                          (2) Neither Duchouquette P.A. nor Seller has received any notice of noncompliance or violation of any Employment Law that is pending or unresolved and no action is pending, or to the best knowledge of Duchouquette P.A. and Seller, threatened before the National Labor Relations Board, the Equal Opportunity Commission, the U.S. Department of Labor, or any other foreign, federal, state, or local governmental authority or court relating to employment matters or any Employment Law.

                          (3) There is no pending or, to the best knowledge of Duchouquette P.A. and Seller, threatened arbitration, suit, litigation, or proceeding, against Duchouquette P.A., Seller, or any current or former director, shareholder, officer, or supervisory employee of Duchouquette P.A., alleging wrongful termination, racial, religious, sexual, or age discrimination, improper post-termination conduct, or breach of conduct or covenant of employment.

                 (o)      Environmental Laws.

                          (1) To their best knowledge, Duchouquette P.A. and Seller are in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Duchouquette P.A. or Seller of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.

                          (2)     For purposes of this Agreement,
         "Environmental Laws" means all federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, laws





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   8
         and regulations relating to emissions, discharges, releases, or threatened releases of, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum products, or any other substance that is otherwise a danger to health, reproduction, or the environment.

                 (p)  Assets and Properties.

                          (1) Duchouquette P.A. owns or has the sole right to use (pursuant to a valid lease or license disclosed on Schedule 8(p)) all operating assets and properties necessary for Seller and Duchouquette P.A. to carry on the Practice in the manner presently conducted by Seller and Duchouquette P.A. (collectively, the "Assets").

                          (2) Duchouquette P.A. has good and marketable title to all the Assets, and title to the Assets is free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions, and other encumbrances of any nature whatsoever.

                          (3) The Assets are in good operating condition and repair, normal wear and tear excepted (except as identified by seller to Purchaser in writing on Schedule 8(p)), and are capable of being used for their intended purpose in the Practice as now conducted.

                          (4) The Assets include all existing warranties and service contracts with respect to any of the Assets to the extent they are capable of being assigned to Purchaser.

                          (5) To the best knowledge of Duchouquette P.A. and Seller, all the Assets and their present use conforms to all applicable Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to the Assets or their use has been received by Seller.

                          (6)     Duchouquette P.A. does not own any real
         property.

                 (q) No Material Changes. Except as set forth in Schedule 8(q), since July 1, 1996, Duchouquette P.A. has not:

                          (1) sold, leased, optioned, or transferred any material portion of the assets of Duchouquette P.A. or the Practice;

                          (2) suffered any material loss, or material interruption in use, of any material asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike, or other hazard or act of God;





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   9

                          (3) made any material change in the conduct or nature of its business or operations;

                          (4) waived any material rights arising out of the conduct of, or with respect to, its business or operations;

                          (5) made or committed to make any capital expenditures in an amount in excess of $10,000.00;

                          (6) declared or paid any dividend or other distributions with respect to its capital shares or redeemed, repurchased, or otherwise acquired any of its own capital shares;

                          (7) made any material increase in the rate or terms of compensation payable by Duchouquette P.A. to, or any increase in the rate or terms of, any Plan or other bonus, insurance, pension, or employee benefit plan on behalf of any director, officer, or key employee of Duchouquette P.A.;

                          (8) made any change in accounting methods, principles, or practices, except as required by generally accepted accounting principles;

                          (9) suffered any creation, occurrence, or assumption of any material indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;

                          (10) assumed, guaranteed, or incurred any liability for the obligations of any other person or suffered the subjecting of any property or assets of Duchouquette P.A. to mortgage, lien, pledge, or other encumbrance other than purchase money security interests or liens for taxes yet due and payable in the ordinary course of business;

                          (11) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including borrowing, leasing, or capital financing or any lease of real property) other than in the ordinary course of business;

                          (12) incurred any material liabilities other than in the ordinary course of business;

                          (13) suffered or been threatened with any adverse change which has had or could have a material adverse effect on Duchouquette P.A.; or

                          (14)     agreed to do any of the foregoing.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  10

                 (r)      Compliance with Laws Generally.

                          (1) Without limiting the provisions of Sections 8(n) and 8(o), to the best knowledge of Duchouquette P.A. and Seller, they are in compliance in all material respects with each Governmental Requirement.

                          (2) As used herein, "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, procedures, decrees, decisions, or similar items or pronouncements, promulgated, issued, passed, or enacted by any Governmental Authority.

                          (3) As used herein, "Governmental Authority" shall mean any and all federal, Texas, or local governments, governmental institutions, public authorities, and other governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations, and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and/or existing).

                          (4) As used herein, "Governmental Requirement" shall specifically include applicable provisions of the federal Social Security Act (including the federal Medicare and Medicaid Anti-Fraud and Abuse Amendments [42 U.S.C. Section 1320a-7, 7a, and 7b] and the federal Physician Anti-Self Referral Law [42 U.S.C. Section
         1395nn]), the Texas Medical Practice Act (Article 4495b of the Texas Revised Civil Statutes), and the Texas Illegal Remuneration Law (Texas Health and Safety Code Section 161.091), which are sometimes collectively referred to herein as "Health Laws").

                 (s) Nature of Practice. Seller conducts the Practice as an employee of Duchouquette P.A.

                 (t) Licensure. Seller is duly authorized, qualified, and appropriately licensed under all applicable Governmental Requirements to practice medicine at the location and in the manner as now conducted.

                 (u)      Competing Interests.

                          (1) Neither Seller nor any Associate (defined below) of Seller (i) owns, directly or indirectly, any equity interest in, or is a director, officer or employee of, or consultant to, any entity which is a competitor, supplier or customer of Seller, or a competitor, supplier or customer of Purchaser or an Affiliate of Purchaser (excepting, in all cases, for ownership, if any, of less than or equal to five percent (5%) by value of the outstanding capital stock of any corporation the capital stock of which is traded on a nationally recognized securities exchange); or (ii) owns, directly or indirectly, in whole





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  11
         or in part, any property, asset, or right which is associated with the Assets or the Practice or which Seller is presently operating or using in connection with, or the use of which is necessary for or material to, the Practice.

                          (2) For purposes of this Agreement, the term "Associate" shall mean with respect to an individual (i) the spouse, parents or children of the individual and his/her spouse, (ii) any trust in which the individual or any person described in clause (i) above has an interest or any trustee of such a trust, and (iii) any Affiliate of the individual.

                          (3) For purposes of this Agreement, the term "Associate" shall mean with respect to a Person other than an individual, any Person that is an Affiliate of such Person, and any director or officer of such Person and any Associate of any director or officer.

                          (4) For purposes of this Agreement, the term "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, as interpreted under Rule 405 of Regulation C of the Securities Act of 1933.

                          (5) For purposes of this Agreement, the term "Person" means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

                          (6) Financial Relationships. Neither Seller nor any immediate family member of Seller has a "financial relationship" with any entity providing "designated health services," as such terms are used in the Stark Bill.

                 (v) Effect of Agreement. The execution, delivery, and performance of this Agreement by Seller and Duchouquette P.A. and the consummation by Seller and Duchouquette P.A. of the transactions contemplated hereby will not:

                          (1) Result in any breach of any of the terms or conditions of, constitute a default under, accelerate the performance of any obligation required under, or give any right of termination or cancellation under any mortgage, note, deed of trust, contract, agreement, lease, license, or other instrument or obligation (including the Contracts) to which Seller or Duchouquette P.A. is now a party or by which Seller or Duchouquette P.A. may be bound or affected; or

                          (2) Relieve any Person of any obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Seller or Duchouquette P.A. or to exercise any right under any agreement); or





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  12

                          (3) Adversely affect the business relationships of patients or contracted third party payors of the Practice.

                 (w) Intellectual Property. The Practice as now conducted by Duchouquette P.A. does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names, or copyrights. Duchouquette P.A. has not transferred, encumbered, or licensed to any Person any rights to own or use any portion of any intellectual property relating to the Practice.

                 (x)      Suits, Actions, and Claims.  Except as set forth in
Schedule 8(x) to this Agreement, there are no suits, actions, claims (including workers compensation claims), inquiries, or investigations by any Person, or any legal, administrative, or arbitration proceedings in which Seller or Duchouquette P.A. is engaged or which are pending or threatened against or affecting Seller, Duchouquette P.A., or its employees, or to which Seller, Duchouquette P.A., or any of its employees is or might become a party, or which question the validity or legality of the transactions contemplated hereby. Without limiting the foregoing, there is to the best knowledge of Seller and Duchouquette P.A. no present or potential claim against Seller, Duchouquette P.A., or its employees related to the Practice.

                 (y) Insurance Policies. A list of all insurance policies related to the Practice specifying the insurer, the amount of coverage, the type of insurance, and the policy number maintained by Seller or Duchouquette P.A. is set forth on Schedule 8(y). To the best knowledge of Duchouquette P.A. and Seller, there are no special circumstances with respect to these policies or the Practice that would lead to any liability under such insurance policies being avoided by the insurers issuing such policies or the premiums thereunder being increased. All professional liability policies are "claims made" policies, and all insurance policies are in full force and effect, with all premiums due thereon to date fully paid.

                 (z) Licenses and Permits, Compliance with Governmental Requirements.

                          (1) Except for individual medical professional licenses, a true and complete list of all licenses and permits necessary for the conduct of the Practice is set forth on Schedule 8(z) (the "Licenses and Permits").

                          (2) Duchouquette P.A. holds all such Licenses and Permits and they are validly issued and in full force and effect.

                          (3) True and correct copies of all the Licenses and Permits were delivered to Purchaser prior to Closing.

                          (4) No violations are or have been recorded in respect of such Licenses or Permits and no proceeding is pending or, to the best knowledge of Seller and Duchouquette P.A., threatened seeking the revocation or limitation of any of such Licenses or Permits.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  13

                          (5) All such Licenses and Permits that are subject to transfer are included in the Assets.

                 (aa) Accounts Receivable. All notes and accounts receivable of Duchouquette P.A. and the Practice reflected on the Financial Statements or that have arisen since the date thereof ("Accounts Receivable") have arisen in the ordinary course of business. A true, correct, and complete aging of the Accounts Receivable of Duchouquette P.A. as of the most recent practicable date is set forth on Schedule 8(aa).

                 (ab) Records. The books, records (including patient medical records), and other such items kept by Duchouquette P.A. with respect to its assets and the Practice have been kept properly and to the best knowledge of Duchouquette P.A. and Seller contain records of all matters required to be included therein by any Governmental Requirement and by generally accepted community and professional standards, and such books and records are true, accurate, and complete.

                 (ac) Deposits. Duchouquette P.A. does not now hold any deposits or prepayments by third parties with respect to any of the assets of the Practice which are not reflected as liabilities in the Financial Statements.

                 (ad) Telephone Numbers. All telephone and facsimile numbers used by Duchouquette P.A. in connection with the Practice are valid and in good working order, and may be transferred to Purchaser.

                 (ae) Workmen's Compensation Data. All data set forth in the most recent workmen's compensation report of Duchouquette P.A. has been provided to Purchaser and is true, correct, and complete as of the date thereof.

                 (af)     Brokers or Finders.      Seller and Duchouquette
P.A., as well as the latter's officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Purchaser harmless from any such payment alleged to be due by or through Seller and Duchouquette P.A. as a result of the action of Seller or Duchouquette P.A. or the latter's officers or agents.

                 (ag) No Untrue Statements. The statements, representations, and warranties of Seller and Duchouquette P.A. set forth in this Agreement and the Schedules hereto and in all other documents and information furnished to Purchaser and its representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations, and warranties made not misleading.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  14

         9. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

                 (a) Status. Purchaser is a professional association duly organized, validly existing, and in good standing under the laws of the State of Texas.

                 (b) Authority. Purchaser has all necessary power and authority under applicable law and its Articles of Incorporation and Bylaws to execute, deliver, and perform this Agreement and to own or lease its properties and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary for Purchaser to authorize this Agreement or to consummate the transactions contemplated hereby.

                 (c) Enforceability. This Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency, or creditors' rights or by the availability of injunctive relief, specific performance, and other equitable remedies.

                 (d) No Consents Required. There is no requirement applicable to Purchaser to make any filing with, or to give any notice to or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Purchaser of the transactions contemplated by this Agreement.

                 (e) Suits, Actions, and Claims. There are no suits, actions, inquiries, or investigations by any Person, or any legal, administrative, or arbitration proceedings in which Purchaser is engaged or which are pending or threatened against or affecting Purchaser, or to which Purchaser is or might become a party, which question the validity or legality of the transactions contemplated by this Agreement.

                 (f)      Investment Intent.       Purchaser is acquiring the
Stock for its own account and not with a view to the distribution of the Stock within the meaning of Section 2(11) of the Securities Act of 1933.

                 (g)      Brokers or Finders.      Purchaser and its officers
and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.

                 (h) TCD Shares. The TCD Shares which will be issued to Seller in accordance with Section 3(c) and the Assignment of Right to Receive Stock (see the attached Exhibit 3) will, upon issuance to Seller, be duly
authorized, validly issued, and nonassessable.   The transfer of





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  15
the TCD Shares to Seller will not violate any preemptive, preferential, or other rights of any Person (as defined in Section 8(u)).


                 (i) No Untrue Statements. The statements, representations, and warranties of Purchaser set forth in this Agreement and the Schedules hereto and in all other documents and information furnished to Seller and his representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations, and warranties made not misleading.

         10. Covenants of Seller. Seller hereby covenants and agrees as follows:

                 (a) Seller is subject to, and agrees to be bound by, the provisions, restrictions, conditions, obligations, and/or requirements contained in the investment letter from Seller to Purchaser, a copy of which is attached as Exhibit 10.

                 (b) For a period of one year beginning on the earlier of the date of Registration or February 28, 1997, Seller shall not sell, assign, transfer, deliver, burden, pledge, or encumber in any one month more than one-twelfth (1/12th) of the TCD Shares.

                 (c) Seller agrees to keep his current professional liability insurance policy with Texas Medical Liability Trust, a copy of which is attached as Exhibit 11, in effect. The parties acknowledge that the professional liability insurance policy attached as Exhibit 11 is being assumed by Purchaser contemporaneously with the execution and delivery of this Agreement. Purchaser agrees that in the event it determines after Closing that a new professional liability insurance policy is appropriate for the Purchaser's protection, Seller and Purchaser shall share equally in the cost of securing any necessary tail coverage for Seller.

                 (d) As a condition to Closing, Seller shall have delivered to Purchaser an assignment of contract rights in form and substance satisfactory to Purchaser, assigning to Purchaser all rights of Duchouquette P.A. and physicians employed by it, as applicable, under managed care contracts and each managed care company shall have consented to such assignment, all as and to the extent required (if at all) under such managed care contracts.

         11. Covenants of Purchaser. Purchaser hereby covenants and agrees as follows:

                 (a) All of the artwork displayed throughout the offices and clinic of Duchouquette P.A., as well as the desk, credenza, office chair and other office furniture presently located in Seller's office at the clinic of Duchouquette P.A. are the personal property of Seller and may be removed by Seller at any time at his option.

                 (b) Purchaser will cause the current refurbishing of the offices and clinic of Duchouquette P.A., which includes painting the interior of the offices and clinic and installing





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  16
new carpet throughout the offices and clinic, to be completed at no cost to Seller on or before April 30, 1997.

                 (c)      All of Seller's legal fees and other costs related to
(i) the negotiation and execution of this Agreement and the related documents and (ii) the transactions contemplated by this Agreement shall be paid by Duchouquette P.A., either prior to Closing and within five business days after Closing.

                 (d) This section and the covenants and agreements of the Purchaser made in subsections (a), (b) and (c) of this section shall survive the Closing and the consummation of the transactions contemplated in this Agreement.

         12.     Indemnification and Remedies.

                 (a) Survival. Subject to the limitations set out in this section, the representations and warranties set forth in Sections 8 and 9 shall survive the Closing and the consummation of the transactions contemplated in this Agreement.

                 (b) Indemnification By Seller. Seller shall, and hereby does, indemnify and hold harmless Purchaser, its Affiliates (as defined in Section 8(u)) and officers, trustees, directors, shareholders, employees, agents, representatives, and consultants (collectively, the "Purchaser Indemnitees") at all times from and after the date of this Agreement, from and against any and all penalties, demands, damages, punitive damages, losses (excluding lost profits), liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, recovery, repayment or refund of amounts received with respect to any claim for payment under the Medicare, CHAMPUS or Medicaid programs (including without limitation interest and penalties thereon), remediation costs, and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Damages") of or to any of the Purchaser Indemnitees, which may now or in the future be paid, incurred, or suffered by or asserted by any Person against any of the Purchaser Indemnitees resulting or arising from or incurred in connection with any one or more of the following ("Proceeding"):

                          (1) any liability or claim for liability related to any lawsuit (whether in contract, in tort, or otherwise, and whether or not successful) or threatened lawsuit or claim involving Seller, the Stock, or the Practice including, but not limited to, any liability or claim for liability that arises in connection with any fraud, intentional misconduct, or professional negligence, based on any act, omission, event, or occurrence occurring or alleged to have occurred on or prior to the Closing;

                          (2) any liability or claim for liability (whether in contract, in tort, or otherwise, and whether or not successful) related to any liens, obligations, or encumbrances of any nature whatsoever impressed against or in any way related to the Stock or the Practice;





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  17

                          (3) any liability or claim for liability (whether in contract, in tort, or otherwise, and whether or not successful) related to Taxes of Seller or Duchouquette P.A.;

                          (4) any misrepresentation, breach of warranty set forth in Section 8, or nonfulfillment of any covenant or agreement on the part of Seller or Duchouquette P.A. under this Agreement, or any misrepresentation in or omission from any list, Schedule, certificate, or other instrument furnished to Purchaser by Seller pursuant to the terms of this Agreement; and

                          (5) any liability or claim for liability under any Plan offered by Seller, including any liability or claim for liability resulting from Seller's failure to continue such Plans.

                 (c) Time Limitation on Seller's Indemnification. Seller shall have no liability for indemnification or otherwise with respect to any representation or warranty set out in Section 8 unless, on or before June 30, 1998, Purchaser notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser.

                 (d)      Dollar Limitation on Seller's Indemnification.
Seller shall have no liability for indemnification or otherwise with respect to the matters described in subsection (b) of this section until the total Damages with respect to such matters exceeds $10,000, and then only for the amount by which the Damages exceed $10,000.

                 (e) Knowledge and Intentional Breach by Seller. The limitations set out in subsections (c) and (d) of this section will not apply to any breach of Seller's representations and warranties set forth in Section 8 knowingly made by him or any intentional breach by Seller of any covenant or obligation contained in this Agreement.

                 (f) Indemnification By Purchaser. Purchaser shall, and hereby does, indemnify and hold harmless Seller, and his personal representatives, heirs, and successors (collectively, the "Seller Indemnitees") at all times from and after the date of this Agreement, from and against any and all Damages which may now or in the future be paid, incurred, or suffered by, or asserted by any Person against any of the Seller Indemnitees resulting or arising from or incurred in connection with any one or more of the following ("Proceeding"):

                          (1) any liability or claim for liability (whether in contract, in tort, or otherwise and whether or not successful) related in any way to the operation of the Practice to the extent such liability arises in connection with any action, omission, or event (other than actions or omissions of Seller) occurring after the Closing; and

                          (2) any misrepresentation, breach of warranty set forth in Section 9, or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement, or any misrepresentation in or omission from any list, Schedule, certificate,





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  18
         or other instrument furnished to Seller by Purchaser pursuant to the terms of this Agreement.

                 (g) Time Limitations on Purchaser's Indemnification. Purchaser shall have no liability (for indemnification or otherwise) with respect to any representation or warranty unless, on or before June 30, 1998, Seller notifies Purchaser in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

                 (h) Dollar Limitation on Purchaser's Indemnification. Purchaser shall have no liability for indemnification or otherwise with respect to the matters described in subsection (f) of this section until the total Damages with respect to such matters exceeds $25,000.00, and then only for the amount by which the Damages exceed $25,000.00.

                 (i) Limitation as to Tax Liability. Notwithstanding anything herein to the contrary, Purchaser shall not indemnify any of the Seller Indemnitees for any Tax liability, legal fees, or other Damages incurred by the Seller Indemnitees as a result of a challenge of the federal or state tax effects or consequences of this Agreement or any of the transactions contemplated herein.

                 (j) Knowledge and Intentional Breach by Purchaser. The limitations set out in subsections (g) and (h) of this section will not apply to any breach of Purcher's representations and warranties set forth in Section 9 knowingly made by it or any intentional breach by Purchaser of any covenant or obligation contained in this Agreement.

                 (k) Procedure for Indemnification from Third Party Claims. For purposes of this section, the term "Indemnifying Party" or "Indemnified Party" shall mean any one of the Seller Indemnitees or the Purchaser Indemnitees, as the case may be.

                          (1) Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding against him, her or it, the Indemnified Party will, if a claim is to be made against another Indemnifying Party pursuant to this section, give written notice to the Indemnifying Party of the commencement of the claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Indemnified Party.

                          (2) Failure by an Indemnified Party to notify the Indemnifying Party in writing will not relieve the Indemnifying Party of any liability that he, she or it may have to any Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give notice.

                          (3) If any Proceeding referred to in this section is brought against an Indemnified Party and he, she or it gives written notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will, unless the claim involves





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  19

         Taxes, be entitled to participate in the Proceeding and, to the extent he, she or it wishes, to assume the defense of the Proceeding with counsel satisfactory to the Indemnified Party.

                          (4) Subsection (3) of this section shall not apply if (i) the Indemnifying Party is also a party to the Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of his, her or its financial capacity to defend the Proceeding and provide indemnification with respect to such Proceeding.

                          (5) After the Indemnified Party receives written notice from the Indemnified Party of the latter's election to assume the defense of the Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this section for any fees of other counsel or any other expenses with respect to the defense of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Proceeding, other than reasonable costs of investigation.

                          (6) If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and
         (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                          (7) If written notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give written notice to the Indemnified Party of his, her or its election to assume the defense of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party.

                          (8)     Notwithstanding the foregoing, if an
         Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect him, her or it other than as a result of monetary damages for which he, she or it would be entitled to indemnification under this Agreement, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle the Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its written consent (which may not be unreasonably withheld).





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  20

                 (l) Procedure for Indemnification from Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

         13.     Employment of Duchouquette P.A. Employees.

                          (1) After the Closing and continuing through April 30, 1997, Purchaser shall cause Duchouquette P.A. to continue the employment of all the employees of Duchouquette, P.A. who are not parties to written employment agreements (the "Non-Contract Employees") at no less than the same compensation paid by Duchouquette P.A. immediately prior to Closing and shall not (i) discharge or otherwise terminate such employees or (ii) relocate them from their present place of employment at 3604 Beltline Road, Dallas, Texas without the written consent of Seller, which consent will not be unreasonably withheld.

                          (2) After Closing and continuing through April 30, 1997, Purchaser shall not change the compensation of any Non-Contract Employee without the written consent of Seller, which consent will not be unreasonably withheld.

                          (3) It is acknowledged by Duchouquette P.A., Seller and Purchaser that the employees of Duchouquette P.A. which are subject to written agreements are being hired as provided in Section 4(b),

                          (4) The Non-Contract Employees are not to be considered as third party beneficiaries of this section.

         14. Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments, certificates, and other documents and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

         15.     Assignment of Contracts.

                          (1) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (i) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given, or (ii) any contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by its terms, pass to Purchaser as an incident of the transfers and assignments to be made under this Agreement.

                          (2) In order, however, that the full value of every contract and claim of the character described in clauses (i) and
         (ii) of subsection (1) immediately above and all claims and demands on such contracts may be realized for the benefit of Purchaser,





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  21

         Seller, at the request and under the direction of Purchaser, shall take all such reasonable action and do or cause to be done all such reasonable things as will, in the opinion of Purchaser, be necessary or proper in order that the obligations of Seller under such contracts may be performed in such manner that the value of such contract will be preserved and will inure to the benefit of Purchaser, and for, and to facilitate, the collection of the moneys due and payable and to become due and payable thereunder to Purchaser in and under every such contract and claim.

                          (3) Seller shall promptly pay over to Purchaser all moneys collected by or paid to it in respect of every such contract, claim or demand.

                          (4) Nothing in this section shall relieve Seller of the obligation to obtain any consents required for the transfer of the Assets and all rights thereunder to Purchaser, nor relieve Seller from any liability to Purchaser for failure to obtain such consents.

         16.     Miscellaneous.

                 (a) Entire Agreement. This Agreement and the other agreements expressly contemplated herein supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contain all of the covenants, agreements, representations, and warranties between the parties with respect thereto.

                 (b) Modification and Waiver. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all the parties hereto. No waiver of any term or condition of this Agreement shall be enforceable unless it shall be in writing signed by the party against which or whom it is sought to charged. The waiver by either party of a breach of any provision of this Agreement by any other shall not operate or be construed as a waiver of any subsequent breach by such other party.

                 (c) Notices. Any notices, consents, demands, requests, approvals, and other communications to be given under this Agreement by any party to the other shall be deemed to have been duly given if given in writing and personally delivered, sent by courier, sent by telegram, telex, or telecopy, or sent by mail, registered or certified, postage prepaid with return receipt requested, at the address specified beside each party's signature at the end of this Agreement. Notices delivered personally or by telegram, telex, or telecopy shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of 10:00 a.m. on the third business day after mailing. Any party may change its or his address for notice hereunder by giving notice of such change in the manner provided in this Section.

                 (d) Governing Law. The laws of the State of Texas shall govern the validity or enforceability and the interpretation or construction of all provisions of this Agreement and all issues hereunder.





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  22

                 (e) Agreement Subject to State and Federal Law. The parties to this Agreement recognize that this Agreement at all times is subject to applicable state, local and federal law, including but not limited to the Health Laws. The parties further recognize that this Agreement shall be subject to amendments of such laws and regulations and to new legislation. Any provisions of law that invalidate, or otherwise are inconsistent with the terms of this Agreement, or that would cause any of the parties to be in violation of any of such laws, shall be deemed to have superseded the terms of this Agreement; provided however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of applicable laws and regulations.

                 (f) Corporate Practice of Medicine. Nothing contained herein is intended to (a) constitute the use of a medical license for the practice of medicine by anyone other than a licensed physician; (b) aid any corporation to practice medicine when in fact such corporation is not authorized to practice medicine; or (c) constitute any other arrangement in violation of the Texas Medical Practice Act (Tex. Rev. Civ. Stat. Ann. art. 4495b).

                 (g) Fraud and Abuse Law and Texas Health & Safety Code. The parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local and federal law, including the Health Laws. Notwithstanding any unanticipated effect of any of the provisions herein, no party to this Agreement will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of the Health Laws.

                 (h) Referral Policy. Nothing contained in this Agreement shall require (directly or indirectly, explicitly or implicitly) either party to refer or direct any patients to the other party or its or his Affiliates as a precondition to receiving the benefits set forth herein or in establishing the valuation of the Practice.

                 (i) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

                 (j) Language; Captions; References. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular, and words denoting gender shall include the masculine, feminine, and neuter. Section headings in this Agreement are for convenience of reference only and shall not be considered in construing or interpreting this Agreement. "Hereof," "hereto," "herein," and words of similar import used in this Agreement shall be deemed references to this Agreement as a





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  23
whole, and not to any particular Section, paragraph, or other provision of this Agreement unless the context specifically indicates to the contrary. Any reference to a particular "Section" shall be construed as referring to the indicated Section of this Agreement unless the context indicates to the contrary. Whenever the term "including" is used herein, it shall mean including without limitation.

                 (k) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Faxed signatures to this Agreement will be binding and enforceable without the requirement that the manually executed signature page be delivered.

                 (l) Costs. Subject to Section 11(c), the parties hereto shall pay all of their own expenses relating to the negotiation, documentation, and closing of the transactions contemplated by this Agreement, including (without limitation) the fees and expenses of their respective counsel, accountants, and financial advisors. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

                 (m) Assignment. No party to this Agreement may assign this Agreement without the prior, express, and written consent of the other party hereto, which consent may be withheld in such other party's sole discretion.

                 (n) Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective personal representatives, heirs, successors, and permitted assigns.

                 (o) No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any right enforceable by any person not a party to this Agreement.

         The parties hereto have caused this Agreement to be executed as of the Effective Date.



                                    /s/ Robert G. Duchouquette, M.D.
                                    ------------------------------------------
                                    Robert G. Duchouquette, M.D., Individually
                                    4435 Laren Lane
                                    Dallas, Texas 75244
                                    (972) 408-8300





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  24

                                   Robert G. Duchouquette, M.D., P.A.



                                   By: /s/ Robert G. Duchouquette, M.D.
                                      ------------------------------------------
                                        Robert G. Duchouquette, M.D., President
                                        3604 Beltline Road
                                        Dallas, Texas 75234

                                   The Physician Group, P.A.



                                   By: /s/ Donald F. Angle, M.D.
                                      ------------------------------------------
                                        Donald F. Angle, President
                                        5215 North O'Connor Blvd., Suite 1800
                                        Irving, Texas 75039
                                        (972) 401-8300





STOCK PURCHASE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                  25

                            SECURED PROMISSORY NOTE


$843,750.00                      Dallas, Texas                September 20, 1996



         FOR VALUE RECEIVED, the undersigned, THE PHYSICIAN GROUP, P.A., a Texas professional association ("Maker"), hereby promises to pay to the order of ROBERT G. DUCHOUQUETTE, M.D. ("Payee"), in lawful money of the United States of America, the principal sum of Eight Hundred Forty Three Thousand Seven Hundred Fifty Dollars ($843,750.00) plus interest as set forth below.

         1. Both principal and interest, if any, shall be payable in accordance with the terms of this Note at such location in Dallas County, Texas or such other place as the legal holder of this Note may from time to time designate in writing.

         2. Interest on the principal amount of this Note remaining unpaid from time to time shall accrue at a per annum rate equal to eight and one-half percent (8.5%). Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

         3. The interest on, and principal of, this Note shall be due and payable in the following manner:

                 a. All unpaid interest accrued from the date of this Note through January 31, 1997, shall be due and payable on January 31, 1997;

                 b. All unpaid interest accrued from February 1, 1997 through April 30, 1997, shall be due and payable on April 30, 1997; and

                 c. All unpaid principal shall be due and payable on April 30, 1997.

         4. Time is of the essence in the payment of this Note. Upon the occurrence of any Event of Default (as defined below), the holder may, at his option, declare the entire unpaid balance of the principal on this Note, together with accrued and unpaid interest thereon and all other sums due from Maker hereunder, to be immediately due and payable, without notice, notice hereby being expressly waived, and/or pursue any and all other rights and remedies under this Note or any agreement securing this Note, or at law or in equity.





SECURED PROMISSORY NOTE
PHYSICIAN GROUP/DUCHOUQUETTE                                                   1

         5. Each of the following events shall constitute an "Event of Default" as that term is used in this Note:

                 a. Failure of Maker to timely pay any installment of principal or interest, or any other amount due, under this Note or any agreement securing this Note, and such default shall continue for a period of ten Business Days after the giving of written notice by the holder of this Note to Maker of such event;

                 b. Failure of Maker to promptly and timely perform any of the terms, agreements, or covenants contained in this Note or in any agreement securing this Note, other than those relating to the obligation of Maker to pay money to the holder hereof, and such default shall continue for a period of thirty Business Days after the giving of written notice by the holder of this Note to Maker of such event;

                 c.       Dissolution or liquidation of Maker;

                 d. Dissolution or liquidation of the undersigned guarantor, The Company Doctor ("TCD"); or

                 e.       Maker or TCD:

                          (1) Makes a general assignment for the benefit of creditors;

                          (2) Is declared insolvent in any state insolvency proceeding;

                          (3) Becomes the subject of an order for relief under Chapter 7 of the United States Bankruptcy Code, 11 U.S.C. Section 101 et. seq., or successor statute (the "Bankruptcy Code");

                          (4) Becomes a voluntary debtor in a case under Chapter 11 of the Bankruptcy Code and fails to achieve confirmation of a plan of reorganization within 180 calendar days;

                          (5) Becomes an involuntary debtor in a case under either Chapter 7 or 11 of the Bankruptcy Code and fails to achieve a dismissal of the case within 90 calendar days, or, with respect to a Chapter 11 case in which an order for relief is entered prior to the expiration of 90 calendar days, fails to achieve confirmation of a plan of reorganization within 180 calendar days of the commencement of the involuntary case;

                          (6) Consents to or is subjected to the appointment of a trustee, receiver or liquidator with respect to all or substantially all of Maker's or TCD's properties, as the case may be, and, where such appointment was contested by Maker or TCD, as the case may be, there has been a failure to vacate such appointment within 90 calendar days of appointment; or





SECURED PROMISSORY NOTE
PHYSICIAN GROUP/DUCHOUQUETTE                                                   2

                          (7) A judgement for the payment of money shall be outstanding against the Maker or TCD, as the case may be, the payment of which could have a material adverse effect on the business or financial condition of Maker or TCD, and such judgment shall remain unstayed and in effect and unpaid for more than 30 calendar days.

         6. All sums which become past due according to the terms of this Note shall bear interest from maturity until paid at the rate of 18% per annum.

         7. If any payment of principal or interest on this Note is due on a day which is not a Business Day, the payment shall be due on the next succeeding Business Day, and the extension of time shall be taken into account in calculating the amount of interest payable pursuant to this Note. "Business Day," means any day other than a Saturday, Sunday or legal holiday in the State of Texas.

         8. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time prior to maturity without premium or penalty. Any optional prepayment shall be applied first to accrued but unpaid interest hereon, with the remainder of such prepayment being applied to the reduction of principal.

         9. Maker and all endorsers, sureties and guarantors of this Note severally waive demand, presentment for payment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Note which may occur, and agree to all extensions, partial payments and substitutions of any security, before or after maturity, without prejudice to the holder of this Note.

         10. This Note is secured by that certain Pledge Agreement ("Pledge Agreement") of even date herewith, executed and delivered by Maker to Payee. Reference is hereby made to the Pledge Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties and for a description of the nature and extent of the security provided by the Pledge Agreement and the rights of the parties thereto in respect of such security.

         11. This Note is also secured by that certain Security Agreement ("Security Agreement") of even date herewith, executed and delivered by Robert
G. Duchouquette, M.D., P.A. to Payee, granting to Payee a security interest in all of the assets of Robert G. Duchouquette, M.D., P.A., as more fully described in the Security Agreement. Reference is hereby made to the Security Agreement for a description of certain rights, limitation on rights, obligations and duties of the parties to it and the nature and extent of the security.

         12. All agreements between Maker and the holder of this Note, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid, or agreed to be paid, to the holder of this Note for the use, forbearance, or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment or performance of any covenant or obligation contained in this





SECURED PROMISSORY NOTE
PHYSICIAN GROUP/DUCHOUQUETTE                                                   3

Note or document or instrument evidencing, securing, or pertaining to this Note, exceed the maximum amount permissible under applicable law.

         13. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document or instrument described in this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of Maker to the holder of this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to Maker.

         14. All sums paid, or agreed to be paid, by Maker for the use, forbearance, or detention of the indebtedness of Maker to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

         15. The terms and provisions of paragraphs 12, 13 and 14 of this Note shall control and supersede every other provision of all agreements between Maker and the holder of this Note.

         16. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Note.

         17. This Note and all the covenants, promises, and agreements contained herein shall be binding upon and inure to the benefit of the respective legal and personal representatives, devisees, heirs, successors, and assigns of Maker and the holder of this Note.

         18. Maker represents and warrants to the holder of this Note that the loan evidenced hereby is a "contract under which credit is extended for business, commercial investment, or other similar purpose," and is not a loan for "personal, family, household, or agricultural use," within the meaning of applicable Texas statutes.

         19. As used in this Note, the word "holder" means the Payee(s) or other endorsee(s) of this Note who is in possession of it, or the bearer(s) of this Note, if this Note is at the time payable to the bearer(s).





SECURED PROMISSORY NOTE
PHYSICIAN GROUP/DUCHOUQUETTE                                                   4

         20. THIS NOTE IS EXECUTED AND DELIVERED IN TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THIS NOTE IS PERFORMABLE IN DALLAS COUNTY, TEXAS, AND VENUE IN ANY LITIGATION PURSUANT TO THIS NOTE SHALL BE IN DALLAS COUNTY, TEXAS.

         21. In the event that one or more Events of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event that this Note is collected in whole or in part through legal proceedings of any nature, the Maker and all endorsers, sureties and guarantors of this Note jointly and severally agree there shall be added to the unpaid principal balance of this Note all reasonable costs of collection, including but not limited to reasonable attorneys' fees and all reasonable expenses incurred in connection with the foreclosure of the lien of the Pledge Agreement by the holder hereof, on account of such collection, whether or not suit is filed.

         22. The rights and remedies of Payee granted Payee pursuant to this Note shall be cumulative and not alternative.

         23. Neither the failure nor any delay in exercising any right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

         24. To the maximum extent permitted by applicable law, (i) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a renunciation or waiver of the claim or right unless in writing, signed by Payee; (ii) no waiver that may be given by Payee will be acceptable except in the specific instance for which it is given; and (iii) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note.

         EXECUTED as of the day and year first above written.

                                    The Physician Group, P.A., Maker


                                    By:
                                       ----------------------------------------
                                        Donald F. Angle, M.D., President
                                        5215 North O'Connor Blvd., Suite 1800
                                        Irving, Texas 75039
                                        (972) 401-8300





SECURED PROMISSORY NOTE
PHYSICIAN GROUP/DUCHOUQUETTE                                                   5

         To induce Payee to accept this Note, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby unconditionally guarantees to Payee that the principal of, and interest on, and fees and expenses provided in (including, without limitation, attorneys' fees), this Note will be promptly paid when due in accordance with its terms.

                                    THE COMPANY DOCTOR



                                    By:
                                       -----------------------------------------
                                        Ken Aiken, Vice President
                                        5215 North O'Connor Blvd., Suite 1800
                                        Irving, Texas 75039
                                        (971) 401-8300





SECURED PROMISSORY NOTE
PHYSICIAN GROUP/DUCHOUQUETTE                                                   6

                             STOCK PLEDGE AGREEMENT



         THIS STOCK PLEDGE AGREEMENT (the "Agreement"), is made and entered into on September 20, 1996, by THE PHYSICIAN GROUP, P.A., a Texas professional association ("Pledgor") and ROBERT G. DUCHOUQUETTE, M.D. ("Pledgee").

         In consideration of the mutual covenants and agreements set forth below, and intending to be legally bound by this Agreement, the parties agree as follows:

         1. Pursuant to that one certain Stock Purchase Agreement (the "Stock Purchase Agreement") entered into on September 20, 1996, by Pledgor, Pledgee and ROBERT G. DUCHOUQUETTE, M.D., P.A., a Texas professional association ("Duchouquette P.A."), Pledgor acquired 1,000 shares of the issued and outstanding capital stock, par value $0.10 per share, of Duchouquette P.A. (the "Pledged Stock") which represents all of the issued and outstanding shares of stock of Duchouquette P.A.

         2. As consideration for the Pledged Stock acquired by Pledgor pursuant to the Stock Purchase Agreement, Pledgor:

                 (a)      Paid Pledgee $843,750.00 (the "Cash Consideration");

                 (b) Executed and delivered that one certain Secured Promissory Note dated September 20, 1996 in the principal amount of $843,750.00 (the "Note") to Pledgee (a copy of the Note is attached as Exhibit
1); and

                 (c) Caused certain shares of unregistered common stock of The Company Doctor, a Delaware corporation, ("TCD") valued at $562,500.00 to be delivered to Pledgee (the "TCD Shares").

         3. As an inducement to Pledgee to accept the Note as part of the consideration for the Pledged Stock and as additional security for the prompt satisfaction of all the terms and conditions of the Note, Pledgor hereby executes this Agreement and pledges the Pledged Stock to Pledgee and grants Pledgee a lien on and security interest in the Pledged Stock.

         4. In order to perfect Pledgee's security interest in the Pledged Stock, as provided in Texas UCC Sec. 9.115(d)(1), and insure Pledgee's priority over any other security interest or claim in or to the Pledged Stock, as provided in Texas UCC Sec. 9.115(e)(1), Pledgor herewith delivers a certificate evidencing the Pledged Stock to Pledgee effectively indorsed in blank. A copy of the certificate evidencing the Pledged Stock is attached as
Exhibit 2.





STOCK PLEDGE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   1

         5. For purposes of this Agreement, the term "Event of Default" shall have the same meaning as assigned to that term in paragraph 5 of the Note.

         6. At any time after the occurrence and during the continuation of an Event of Default Pledgee, at his option, may have any or all of the Pledged Stock registered on the books of the association in his name or that of his nominee, and Pledgor hereby covenants that, upon Pledgee's written request to Pledgor, Pledgor will cause Duchouquette P.A. to effect such registration on the books of the association.

         7. Upon the occurrence of an Event of Default, Pledgee shall either exercise the remedies normally available to a secured party under the Texas Uniform Commercial Code or exercise the following remedies:

                 (a) Retain all of the Cash Consideration and all payments of principal and interest previously paid to him by Pledgor pursuant to the Note;

                 (b) Have the right to require that Pledgor convey the Pledged Stock and the medical practice then being conducted by Duchouquette P.A. to Pledgee or such Professional Association as Pledgee may elect free and clear of any and all liabilities or obligations of any type, upon (i) forgiveness of the remaining unpaid principal balance of the Note and delivery to Pledgor of a full and complete written release thereof, (ii) transfer and return the TCD Shares then held by Pledgee to Pledgor, free and clear of all liens, liabilities, security interests, claims, and encumbrances, (iii) written release of the Non-Qualified Stock Option Agreement entered into pursuant to
Section 4(d) of the Stock Purchase Agreement, (iv) written release of the Registration Rights Agreement entered into pursuant to Section 4(e) of the Stock Purchase Agreement, (v) written termination of the Security Agreement and security interest granted thereby, which was entered into pursuant to Section 3(b) of the Stock Purchase Agreement, (vi) written release by Gregory P.
Gleim, M.D. of the obligations of Pledgor under Section 4(c) of the Stock Purchase Agreement, and (vii) written release by Pledgee of the obligations of Pledgor under Section 13 of the Stock Purchase Agreement (relating to employees).

                 (c) Have the right to terminate any employment agreements made as a condition of the Stock Purchase Agreement thereby voiding any restrictive covenants contained in the Stock Purchase Agreement and the employment agreements.

         8. Immediately and without further notice, upon the occurrence of an Event of Default, whether or not the Pledged Stock has been registered in the name of Pledgee or his nominee, Pledgee or his nominee shall have, with respect to the Pledged Stock, the right to exercise all voting rights as to all of the Pledged Stock and to, all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if he were the absolute owner of the Pledged Stock. However, Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.





STOCK PLEDGE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   2

         9. Notwithstanding anything contained in this Agreement or in the Note to the contrary, unless and until an Event of Default shall occur.

                 (i) Pledgor shall be entitled to receive all cash dividends paid to Pledgor in respect of or attributable to the Pledged Stock.

                 (ii) Pledgor shall have the right to vote and give consents with respect to all of the Pledged Stock and to consent to, ratify, or waive notice of any and all meetings; provided that such right shall in no case be exercised for any purpose contrary to, or in violation of, any of the terms or their provisions of this Agreement or the Note.


         10.     Pledgor represents and warrants that:

                 (a) It has, and has duly exercised, all requisite power and authority to enter into this Agreement, to pledge the Pledged Stock for the purposes described above, and to carry out the transactions contemplated by this Agreement;

                 (b) It is the legal and beneficial owner of all of the Pledged Stock;

                 (c) The shares of the Pledged Stock constitute all of the issued and outstanding shares of Duchouquette P.A.;

                 (d) All of the shares of the Pledged Stock are owned by Pledgor free of any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest in such shares or the proceeds thereof, except for that granted pursuant to this Agreement;

                 (e) The execution and delivery of this Agreement, and the performance of its terms, will not result in any violation of any provision of Pledgor's certificate of incorporation or by-laws, or violate or constitute a default under the terms of any agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation, applicable to Pledgor or any of its property; and

                 (f) Upon delivery of the Pledged Stock to Pledgee or its agent, this Agreement shall create a valid first lien upon and perfected security interest in the Pledged Stock and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance, or agreement purporting to grant to any third party a security interest in the property or assets of Pledgor which would include the Pledged Stock.

         11. Pledgor hereby covenants that, until all of the Note has been satisfied in full, it will not:

                 (a) Sell, convey, or otherwise dispose of any of the Pledged Stock or any interest therein, including any type of merger or other corporate consolidation, or create, incur,





STOCK PLEDGE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   3
or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Pledged Stock or the proceeds thereof, other than that created hereby; or

                 (b) Consent to or approve the issuance of any additional shares of any class of capital stock in Duchouquette P.A. or any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or exchangeable for, any such shares; or any warrants, options, rights, or other commitments entitling any person to purchase or otherwise acquire any such shares.

         12. Pledgor warrants and will, at its own expense, defend Pledgee's right, title, special property and security interest in and to the Pledged Stock against the claims of any person, firm, corporation or other entity (other than claimants by, through or under Pledgee).

         13. Pledgor will promptly deliver to Pledgee all written notices, and will promptly give Pledgee written notice of any other notices, received by it with respect to Pledged Stock, and Pledgee will promptly give like notice to Pledgor of any such notices received by it or its nominee.

         14. Pledgor shall at any time, and from time to time, upon the written request of Pledgee, execute and deliver such further documents and take such further action as Pledgee may reasonably request to effect the purposes of this Agreement, including, without limitation, delivering to Pledgee upon the occurrence of an Event of Default irrevocable proxies with respect to the Pledged Stock in form satisfactory to Pledgee. Until receipt thereof, this Agreement shall constitute Pledgor's proxy to Pledgee or its nominee to vote all shares of Pledged Stock then registered in Pledgor's name.

         15. Upon the satisfaction in full of all obligations and the satisfaction of all additional costs and expenses of Pledgee as provided in this Agreement, this Agreement shall terminate and Pledgee shall deliver to Pledgor, such of the Pledged Stock as shall not have been sold or otherwise applied pursuant to this Agreement.

         16. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held pursuant to this Agreement, Pledgee shall have no duty or liability to preserve rights pertaining to the Pledged Stock and shall be relieved of all responsibility for the Pledged Stock upon surrendering it or tendering surrender of it to Pledgor.

         17. No course of dealing between Pledgor and Pledgee, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of Pledgee granted by this Agreement or by the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege granted by this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege.





STOCK PLEDGE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   4

         18. Except as provided in Section 7 hereof, the rights and remedies provided in this Agreement and in the Note and in all other agreements, instruments, and documents delivered pursuant to or in connection with the Note, are cumulative and are in addition to and not exclusive of any rights or remedies provided by law, including, but without limitation, the rights and remedies of a secured party under the Texas Uniform Commercial Code.

         19. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Agreement in any jurisdiction.

         20. This Agreement supersedes any and all other agreements, either oral or written, between the Pledgor and Pledgee with respect to the subject matter of this Agreement and contains all of the covenants and agreements between them with respect to this Agreement.

         21. Any notices, consents, demands, requests, approvals, and other communications to be given under this Agreement by any party to the other shall be deemed to have been duly given if given in writing and personally delivered, sent by telegram, telex, or telecopy, or sent by mail, registered or certified, postage prepaid with return receipt requested, at the address specified beside each party's signature at the end of this Agreement. Notices delivered personally or by telegram, telex, or telecopy shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of 10:00 a.m. on the third business day after mailing. Any party may change its or his address for notice hereunder by giving notice of such change in the manner provided in this paragraph.

         22. No change or modification of this Agreement shall be valid or binding upon the Pledgor or Pledgee unless such change or modification shall be in writing and signed by both of them. No waiver of any term or condition of this Agreement shall be enforceable unless it shall be in writing signed by the party against which or whom it is sought to charged. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

         23. This Agreement, and the rights and obligations of the parties to it, shall be governed by and construed in accordance with the laws of the State of Texas and shall be performable in Dallas County, Texas. Venue of any litigation arising pursuant to this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas.

         24. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

         25. Neither Pledgor nor Pledgee may assign this Agreement without the prior written consent of the other party, which consent may be withheld in its or his sole discretion.





STOCK PLEDGE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   5

         26. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Pledgor and Pledgee.

         27. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

         The parties hereto have duly executed this Agreement as of the date and year first above written.

                                        The Physician Group, P.A., Pledgor
                                        5215 North O'Connor Blvd., Suite 1800
                                        Irving, Texas 75039



                                        By:
                                           -------------------------------------
                                             Donald F. Angle, M.D., President



                                        Robert G. Duchouquette, M.D., Pledgee
                                        4435 Laren Lane
                                        Dallas, Texas 75244



                                        ----------------------------------------
                                        Robert G. Duchouquette, M.D.





STOCK PLEDGE AGREEMENT
DUCHOUQUETTE/PHYSICIAN GROUP                                                   6

                               SECURITY AGREEMENT

         This Security Agreement (this "Agreement") is made and entered into effective as of September 20, 1996, by and between, ROBERT G. DUCHOUQUETTE, M.D., P.A., a Texas professional association, ("Grantor"), and ROBERT G. DUCHOUQUETTE, M.D., an individual resident of Texas ("Secured Party").

         Pursuant to that one certain Stock Purchase Agreement (the "Stock Purchase Agreement") entered into on September 20, 1996, by Grantor, Secured Party and The Physician Group, P.A., a Texas professional association ("Physician Group"), Physician Group acquired 1,000 shares of the issued and outstanding capital stock, par value $0.10 per share, of Grantor (the "Duchouquette P.A. Stock") which represents all of the issued and outstanding shares of stock of Duchouquette P.A.

         As part of the consideration for the Duchouquette P.A. Stock acquired by Physician Group pursuant to the Stock Purchase Agreement, Physician Group executed and delivered that one certain Secured Promissory Note dated September 20, 1996 in the principal amount of $843,750.00 (the "Note") to Secured Party (a copy of the Note is attached as Exhibit 1).

         As an additional inducement to Secured Party to accept the Note as part of the consideration for the Duchouquette P.A. Stock and as additional security for the prompt satisfaction of all the terms and conditions of the Note, Physician Group executed a Pledge Agreement of even date herewith (the "Pledge Agreement") and pledged the Duchouquette P.A. Stock to Secured Party and granted Secured Party a lien on and security interest in the Duchouquette P.A. Stock (a copy of the Pledge Agreement is attached as Exhibit 2).

         As a result of Physician Group's execution and delivery of the Note to Secured Party, Physician Group is indebted to Secured Party in the principal amount of Eight Hundred Forty Three Thousand Seven Hundred Fifty Dollars ($843,750.00) pursuant to Note.

         It is a condition to acceptance by Secured Party of the Note that Physician Group, as the new sole shareholder of Grantor, cause Grantor grant a security interest to Secured Party in all of the assets and property of Grantor (Duchouquette P.A.).

         In consideration of the foregoing recitals and the mutual covenants and obligations of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Defined Terms. Unless otherwise defined herein, the following terms shall have the following meanings:

                 (a) "Collateral" has the meaning assigned in Section 2 of this Agreement.





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        1

                 (b) "Employment Agreements" has the meaning assigned in the Stock Purchase Agreement.

                 (c) "Event of Default" has the same meaning as assigned to that term in paragraph 5 of the Note.

                 (d) "Lien" means with respect to any asset, mortgage, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, including (without limitation) the rights of a lessor under any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with generally accepted accounting principles (in this definition, a "Capital Lease") to the asset which is the subject of such Capital Lease. For purposes of this Agreement, a person or entity shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

                 (e) "Loan Documents" means the Note, the Pledge Agreement, this Agreement, and all other agreements and instruments relating to the indebtedness evidenced thereby.

                 (f) "Maximum Lawful Rate" means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the loan evidenced by the Loan Documents at such time to exceed the maximum amount which Secured Party would be allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Documents.

                 (g) "Obligations" means all present and future indebtedness, obligations, and liabilities, and all renewals and extensions thereof, or any part thereof, of Grantor to Secured Party arising pursuant to the Loan Documents, and all interest accrued thereon and reasonable costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof.

                 (h) "Proceeds" means all "Proceeds" as such term is defined in Section 9.306(a) of the UCC.

                 (i) "UCC" means the Uniform Commercial Code as from time to time in effect in the State of Texas.

         2. The Collateral. The Collateral of this Security Agreement is all of the assets and property of Grantor, including, but not necessarily limited to, the following (collectively the "Collateral"):

                 (a) All furniture and equipment, whether now owned or hereafter acquired, including, but not limited to fixtures, furnishings and machinery;





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        2

                 (b) All present and future attachments, accessories, replacements and proceeds of the equipment, furnishings and machinery described in clause (a) of this paragraph;

                 (c) All receivables, whether now existing or hereafter acquired;

                 (d) All inventory of every nature, description or type whatsoever in which Grantor now has, or hereafter acquires an interest;

                 (e) All accounts, contract rights, general intangibles, chattel paper, and proceeds arising from or by virtue of, or from the sale or other disposition of or collections with respect to, all or any part of the property or other rights described in the foregoing clauses (a), (b), (c) or
(d) above; and

                 (f) All the patient records and other related information of the medical practice carried on by Secured Party at 3604 Beltline Road, Dallas, Texas 75234.

         The Collateral covered by this Security Agreement also includes the proceeds of any and all property described above, including, but not limited to
(i) any and all proceeds of any insurance, causes and rights of action, settlements thereof, judicial and arbitration judgments and awards, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental department, commission, board, bureau, authority, agency or body (domestic or foreign), and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

         3. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of the Obligations, Grantor hereby assigns, mortgages, pledges, and hypothecates to Secured Party, and hereby grants to Secured Party a continuing first and prior lien and security interest, in the Collateral."

         4. Representations and Warranties. Grantor hereby represents and warrants that:

                 (a) Location of Tangible Property. The Assets of Grantor are kept and will continue to be kept at its place of business, which is located at 3604 Beltline Road, Dallas, Texas 75234.

                 (b) Chief Executive Office. Grantor's chief executive office is located at 5215 North O'Connor Blvd., Suite 1800, Irving, Texas 75039.

                 (c) Power and Authority; Authorization. Grantor has the power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the Liens





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        3
and security interests in the Collateral pursuant to, this Agreement and has taken all necessary association action to authorize its execution, delivery, and performance of, and grant of the Liens and security interests in the Collateral pursuant to, this Agreement.

         5. Covenants. Grantor covenants and agrees with Secured Party that from and after the date of this Agreement and until the Obligations are paid in full:

                 (a) Further Documentation. At any time and from time to time, upon the written request of Secured Party, Grantor will promptly and duly execute and deliver such further assignments, certificates, supplemental writings, instruments, and documents and take such further action as Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers granted in this Agreement, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens and security interests evidenced by this Agreement. A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

                 (b) Right of Inspection. Secured Party and his representatives shall also have the right upon reasonable notice and during normal business hours to enter into and upon any premises where any of the Collateral is located for the purpose of inspecting the same, observing its use or otherwise protecting his interests in the Collateral. Grantor shall pay the costs incurred by Secured Party in connection with any such exercise of his rights pursuant to this subsection.

                 (c)      Changes in Locations, Name, etc.  Grantor will not
(i) change the location of its chief executive office from that specified in
Section 4(b), (ii) permit any of the Collateral to be kept at a location other than those specified in Section 4(a), or (iii) change its name, identity, or corporate structure to such an extent that any financing statement filed by Secured Party in connection with this Agreement would become seriously misleading, unless it shall give prior written notice as soon as practicable thereof and prior to effecting any such change take such steps as Secured Party may deem necessary or advisable to continue the perfection and priority of the security interest granted pursuant to this Agreement.

                 (d) Sale, Lease, etc. Grantor will not, without written consent of Secured Party, sell, contract to sell, lease, encumber or dispose of the Collateral, or any interest in it, other than in the ordinary course of business, until this Security Agreement and the Obligations have been fully satisfied.

                 (e) Maintenance of Collateral. Grantor will keep the Collateral in good condition and free from liens and other security interests other than those granted by the Loan Documents to Secured Party, will not encumber the Collateral or permit it to be affixed to real or personal property without the prior written consent of Secured Party and will not use the Collateral illegally.





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        4

                 (f) Insurance. Grantor or any affiliate will insure the Collateral against such casualties and in such amounts as Secured Party may from time to time reasonably require. All insurance policies shall be written for the benefit of Grantor and Secured Party as their interests may appear, and copies of such policies shall be furnished to Secured Party at its request.
All policies of insurance shall provide at least ten (10) days' prior written notice of cancellation to Secured Party.

                 (g) Taxes. Grantor will pay promptly when due all taxes and assessments upon the Collateral.

                 (h) Records. Grantor will, at all times, maintain accurate books and records with respect to the Collateral.

                 (i) Material Adverse Changes. Grantor will notify the Secured Party of any material adverse change occurring in or to the Collateral or in any fact or circumstance warranted or represented by Grantor in this Security Agreement or furnished to the Secured Party, or if any Event of Default occurs, prior to or immediately following the occurrence of the latter.

         6.      Remedies.

                 (a) If an Event of Default shall occur, Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, all rights and remedies of a secured party under the UCC.

                 (b) Without limiting the generality of the foregoing, or any other right available to Secured Party pursuant to this Agreement, Secured Party, without demand of performance or other demand, presentment, protest, advertisement, or notice of any kind (except any notice required by law or by any of the Loan Documents) to or upon Grantor or any other party (all and each of which demands, offenses, advertisements, and notices are hereby waived, except as provided for in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate, and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of, and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of Secured Party or elsewhere.

                 (c) Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold.

                 (d) Grantor further agrees, at Secured Party's request, to assemble, or cause the assembly of, the Collateral and make it available to Secured Party at Grantor's premises.





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        5

                 (e) If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

         7. Rights Cumulative. All rights and remedies granted to the Secured Party by this Agreement are cumulative of each other and of every other right or remedy which the Secured Party may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the Security Interests granted in this Agreement or in the payment of the Note or the Obligations, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         8. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom so as to achieve the original intent of Grantor and Secured Party. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; except that Grantor may not assign or otherwise transfer any of its rights under this Agreement.

         11.     Limitation on Interest.

                 (a) Regardless of any provision contained in this Agreement or in the other Loan Documents, Secured Party shall never be entitled to receive, collect, or apply, as interest on the loan evidenced thereby, any amount in excess of the Maximum Lawful Rate, and in the event Secured Party ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the loan is paid in full, any remaining excess shall promptly be paid to Grantor.

                 (b) In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Grantor and Secured Party shall, to the extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof,





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        6
and (iii) amortize, prorate, allocate, and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Note, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Note.

                 (c) If the unpaid principal balance of the Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Secured Party shall refund to Grantor the amount of such excess and, in such event, Secured Party shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Lawful Rate.

         12. Applicable Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS AND THE INTERNAL LAWS (BUT NOT THE CONFLICTS OF LAWS RULES) OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT, EXCEPT TO THE EXTENT FEDERAL LAWS OTHERWISE GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF ALL OR ANY PART OF THIS AGREEMENT.

         13. Jurisdiction. Grantor CONSENTS AND AGREES TO THE JURISDICTION OF ANY STATE COURT SITTING IN DALLAS COUNTY, STATE OF TEXAS, AND TO THE JURISDICTION OF ANY FEDERAL COURT SITTING IN THE NORTHERN DISTRICT OF TEXAS, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREES THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN SECURED PARTY, ON THE ONE HAND, AND Grantor, ON THE OTHER HAND, OR THE CONDUCT OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE.

         14. Notices. Any notices, consents, demands, requests, approvals, and other communications to be given under this Agreement by any party to the others shall be deemed to have been duly given if given in writing and personally delivered, sent by courier, sent by telegram or telecopy, or sent by mail, registered or certified, postage prepaid with return receipt requested, at the address specified beside each party's signature at the end of this Agreement. Notices delivered personally or by courier, telegram, or telecopy shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of 10:00 a.m. on the third business day after mailing. Any party may change its address for notice hereunder by giving notice of such change in the manner provided in this Section.

         15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Faxed signatures to this Agreement will be binding and enforceable without the requirement that the manually executed signature page be delivered.





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        7

         16. No Waiver. No course of dealing between Secured Party and Grantor, nor any failure to exercise, nor any delay in exercising on the part of Secured Party any right hereunder or under the Loan Documents shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right.

         17. Amendments and Modifications. This Agreement shall be modified or amended only in a written document, signed by Secured Party and Grantor.

         18. FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         19. Termination. Upon the satisfaction in full of all obligations and the satisfaction of all additional costs and expenses of Secured Party as provided in this Agreement, this Agreement shall terminate and Secured Party shall deliver to Grantor such of the Collateral as shall not have been sold or otherwise applied pursuant to this Agreement.

         20. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         Grantor has caused this Agreement to be duly executed and delivered as of the date first above written.

                               ROBERT G. DUCHOUQUETTE, M.D., P.A. - GRANTOR:



                               By:
                                  ----------------------------------------------
                                  The Physician Group, P.A. - Sole Shareholder
                                  Donald F. Angle, M.D., President
                                  5215 North O'Connor Blvd., Suite 1800
                                  Irving, Texas 75039
                                  (972) 401-8300





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        8

                                  ROBERT G. DUCHOUQUETTE, M.D.-  SECURED PARTY:



                                  ----------------------------------------------
                                  Robert G. Duchouquette, M.D., Individually
                                  4435 Laren Lane
                                  Dallas, Texas 75244
                                  (972) 239-8766





SECURITY AGREEMENT
PHYSICIAN GROUP\R.G. DUCHOUQUETTE, M.D.                                        9